Exhibit (l)

FORM OF PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and Orinda Asset Management LLC (“Orinda”), intending to be legally bound, hereby agree with each other as follows:

1.  The Company hereby offers Orinda and Orinda hereby purchases one (1) share of the Orinda Income Opportunities Fund (the “Fund”) (Class [           ], par value $.001 per share) at price per Share equivalent to the net asset value per share of the Fund as determined on April 27, 2017.

2.  The Company hereby acknowledges receipt from Orinda of funds in the amount of $10.00 in full payment for the Share.

3.  Orinda represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

4.  This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 28th day of April, 2017.

THE RBB FUND, INC.

By:
Name:	Salvatore Faia
Title	President

ORINDA ASSET MANAGEMENT LLC

By:
Name:
Title: